EXHIBIT 99.1

Contacts:

Leiv Lea
Pharmacyclics, Inc.
(408) 774-0330
Carolyn Bumgardner Wang
WeissComm Partners
(415) 946-1065

PHARMACYCLICS ANNOUNCES TERMINATION OF STOCKHOLDER RIGHTS
PLAN EFFECTIVE AUGUST 18, 2006

SUNNYVALE, CA, August 11, 2006 -- Pharmacyclics, Inc. (Nasdaq: PCYC) announced today that the company's board of directors approved the termination of the company's stockholder rights plan, commonly referred to as a "poison pill," which was originally scheduled to expire on April 30, 2007. The stockholder rights plan has been amended to accelerate the expiration date to August 18, 2006, effectively terminating the plan as of that date.

About Pharmacyclics
Pharmacyclics is a pharmaceutical company developing innovative products to treat cancer and other serious diseases. The company is leveraging its small- molecule drug development expertise to build a pipeline in oncology and other diseases based on a wide range of targets, pathways and mechanisms. Its lead product, Xcytrin® (motexafin gadolinium) Injection, has completed Phase 3 clinical testing in lung cancer brain metastases and several Phase 1 and Phase 2 clinical trials are ongoing with Xcytrin, either as a single agent or in combination with chemotherapy and/or radiation in multiple cancer types. Pharmacyclics has other product candidates in earlier-stage development for cancer and other diseases. More information about the company, its technology, and products can be found at www.pharmacyclics.com. Pharmacyclics®, Xcytrin® and the "pentadentate" logo® are registered trademarks of Pharmacyclics, Inc.

# # #